Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ALTENERGY ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF APRIL, A.D. 2024, AT 10:42 O`CLOCK A.M.

5045751 8100 SR# 20241503500	Authentication: 203280444 Date: 04-18-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:42 AM 04/18/2024
FILED 10:42 AM 04/18/2024
SR 20241503500 - File Number 5045751

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTENERGY ACQUISITION CORP.

(Pursuant to Section 242 of the

Delaware General Corporation Law)

The undersigned, being a duly authorized officer of ALTENERGY ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is AltEnergy Acquisition Corp.

2. The Corporation’s Certificate of lncorporation was filed in the office of the Secretary of State of the State of Delaware on February 9, 2021. An Amended and Restated Certificate of lncorporation was filed in the office of the Secretary of State of the State of Delaware on October 28, 2021 and was further updated pursuant to a Certificate of Correction filed in the office of the Secretary of State of the State of Delaware on March 20, 2023 (the “Amended and Restated Certificate of Incorporation”).

3. This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation.

4. This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with Article VII of the Amended and Restated Charter and the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5. The text of Section 8.1(b) of Article VIII is hereby amended to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 6, 2021 (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination on or before (a) November 2, 2024 (the “Initial Redemption Date”) or (b) May 2, 2025 (the “Extended Redemption Date”), in the event that the Directors resolve by resolutions of the Board, to extend the amount of time to complete a Business Combination for up to six (6) times for an additional one (1) month each time, and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 8.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”.

6. The text of Section 8.2(a) of Article VIII is hereby amended to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 8.2(b) and 8.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 8.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

7. The text of Sections 8.2(d) and 8.2(e) of Article VIII are hereby amended to read in full as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination prior to the Initial Redemption Date or, if applicable, the Extended Redemption Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

8. The text of Section 8.7(f) of Article VIII is hereby deleted in its entirety.

9. The text of Section 8.7 Article VIII is hereby amended to read in full as follows:

“Section 8.7 Additional Redemption Rights. If, in accordance with Section 8.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination prior to the Initial Redemption Date or, if applicable, the Extended Redemption Date, or to provide for redemption in connection with an initial Business Combination, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.”

***

IN WITNESS WHEREOF, AltEnergy Acquisition Corp. has caused this Second Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 18th day of April, 2024.

By:	/s/ Russell Stidolph
Russell Stidolph
Chief Executive Officer